Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” and to the use of our report on the consolidated financial statements of Tropic International Inc. (formerly, Rockford Minerals Inc.) dated November 28, 2013 in the Amended Registration Statement on Form S-1/A and related Prospectus of Tropic International Inc. dated April 1, 2014 to be filed with the Securities and Exchange Commission.

/s/ De Visser Gray LLP
De Visser Gray LLP

Vancouver, B.C., Canada
April 1, 2014